Exhibit 99.1

Company Contact:	Lankford Wade
Senior Vice President & Treasurer
(615) 236-6200
HealthSpring, Inc. Reports 2010 Fourth Quarter and Full Year Results
and Provides Guidance for 2011
NASHVILLE, Tenn. (February 18, 2011) — HealthSpring, Inc. (NYSE:HS) today announced its results for the fourth quarter and year ended December 31, 2010. HealthSpring’s 2010 results include one month’s contribution from the operations of Bravo Health, Inc. (“Bravo Health”), which was acquired by HealthSpring on November 30, 2010, and transaction expenses related to the acquisition. Highlights included:
•
Net income in the 2010 fourth quarter of $50.9 million, or $0.88 per diluted share, compared with $38.8 million, or $0.68 per diluted share, in the 2009 fourth quarter, an increase of 29.4% on a per diluted share basis.

•	Full year earnings per diluted share of $3.39, compared with $2.41 for 2009, an increase of 40.7%.
•	Premium revenue in the 2010 fourth quarter of $868.2 million, up 30.8% over the 2009 fourth quarter.
•	Premium revenue for the year of $3.1 billion, an increase of 17.8% over 2009.
•	Medicare Advantage membership of 304,604 and stand-alone PDP membership of 724,394 at December 31, 2010, an increase of 61.0% and 131.4%, respectively, over the 2009 year end.
Commenting on the 2010 results, Herb Fritch, Chairman and Chief Executive Officer, said, “We are pleased with our financial performance in 2010, including one month of contribution from Bravo Health. The improved utilization trends we experienced earlier in the year continued through the fourth quarter, and Part D operations also finished the year strong. For the 2011 membership enrollment period, we experienced substantial Medicare Advantage membership growth, despite the reduced sales and marketing period. In addition, our stand-alone PDP saw significant auto-assigned membership growth in January. Although our 2011 guidance contemplates a return to a more normalized healthcare trend in most of our products, we look forward to 2011 being another solid year for HealthSpring.”
Bravo Health Transaction
On November 30, 2010, the Company completed its acquisition of all of the outstanding capital stock of Bravo Health for approximately $545.0 million in cash. Bravo Health is an operator of Medicare Advantage coordinated care plans in Pennsylvania, the Mid-Atlantic region, and Texas, and a Medicare Part D stand-alone prescription drug plan in 43 states and the District of Columbia. As of November 30, 2010, Bravo Health had Medicare Advantage membership of 105,455 and PDP membership of 300,969.
-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
The purchase price is subject to a positive or negative adjustment based on, among other things, a calculation relating to the statutory net worth of Bravo Health’s regulated subsidiaries as of the closing. Any such positive adjustment, which is expected to be paid by the Company in June 2011, will not exceed $10.0 million. Approximately $55.0 million of the purchase price was paid to an independent escrow agent, which amount is available to satisfy post-closing indemnification obligations of the former Bravo Health stockholders, including claims relating to regulatory audits of pre-closing activities.
The transaction was funded by the use of cash on hand and borrowings under an amended revolving credit and new term loan facility. Outstanding loans under the new credit facility bear interest at a spread over LIBOR (initially 375 basis points for term loan A and revolver indebtedness and 450 basis points for term loan B indebtedness), which spread changes depending on the Company’s total leverage ratio. With respect to the term loan B indebtedness, the terms of the facility include a contractual minimum LIBOR of 1.5%.
For the quarter ended December 31, 2010, Bravo Health contributed $0.06 to the Company’s earnings per diluted share, net of incremental interest expense and intangible asset amortization related to the acquisition. Bravo Health results include its Part D operations that are typically strongest at the end of the year as a result of benefit design. Not included in the earnings contribution from Bravo Health were one-time expenses for the quarter and year ended December 31, 2010, related to transaction costs, severance costs, and other integration activities, which reduced net income per diluted share by $0.13 and $0.14, respectively.
Fourth Quarter Results
($ in thousands, except per share amounts)

	Three Months Ended
	December 31,		Percent
	2010	2009	Change
Premium revenue	$868,158	$663,663	30.8%
Total revenue	881,566	677,607	30.1
Medical expense	668,697	522,465	28.0
Net income	50,867	38,778	31.2
Net income per common share — diluted (1)	0.88	0.68	29.4

(1)
Weighted average shares outstanding used in the calculation of net income per common share — diluted were 58,033,996 and 57,431,881, respectively, for the three months ended December 31, 2010 and 2009.

Fourth Quarter Operating Highlights
Revenue
•
Medicare Advantage premiums (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) were $733.3 million for the 2010 fourth quarter, which represents an increase of 25.0% over the 2009 fourth quarter. The higher premium revenue in the 2010 fourth quarter was attributable to the inclusion of Bravo Health premium revenue for the month of December and to a 4.8% increase in membership in the HealthSpring health plans compared with the 2009 fourth quarter.

•
Medicare Advantage per member per month, or “PMPM,” premiums were $1,046 in the 2010 fourth quarter, compared with $1,037 in the 2009 fourth quarter. The increase in PMPM premiums was the result of the inclusion of Bravo Health PMPM premiums, which were higher than HealthSpring’s core PMPM premiums.

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
•
Stand-alone PDP premium revenue was $134.6 million for the 2010 fourth quarter, an increase of 76.0% compared with the 2009 fourth quarter. The increase in revenue was primarily the result of the inclusion of Bravo Health premium revenue for the month of December 2010 and increases in HealthSpring PDP membership. PDP premiums PMPM in the 2010 fourth quarter were $87, compared with $82 in the 2009 fourth quarter. The increase in PMPM premiums was the result of PMPM increases in HealthSpring’s core PDP plan in 2010.

•
Investment income in the 2010 fourth quarter increased $1.7 million, compared with the 2009 fourth quarter primarily as a result of increases in invested balances and yield on the invested assets due to an increase in the average duration in the portfolio. The Company has moved substantial amounts out of cash and cash equivalents into investments since the 2009 fourth quarter.

Medical Expense
•
Medicare Advantage medical loss ratio, or “MLR,” was 80.0% for the 2010 fourth quarter, compared with 81.1% for the 2009 fourth quarter. Changes in benefit design and decreases in inpatient utilization contributed to the decrease in the current period MLR. The improved MLR was also attributable to improvement in the drug component of our Medicare Advantage MLR as a result of both higher PMPM premiums and lower drug expenses, net of higher pharmacy rebates.

•
PDP MLR was 60.3% for the 2010 fourth quarter, compared with 60.7% for the 2009 fourth quarter. Better than expected results in the 2010 fourth quarter PDP business were attributable primarily to favorable levels of pharmacy rebates.

Selling, General & Administrative (SG&A) Expense
•
SG&A expense as a percentage of total revenue in the 2010 fourth quarter increased 120 basis points to 12.9%, compared with 11.7% in the 2009 fourth quarter. The increase in SG&A expense as a percentage of revenue resulted primarily from transaction and integration-related expenses incurred in connection with the Bravo Health acquisition, which expenses as a percentage of revenue were 1.1% in the 2010 fourth quarter. SG&A expense in the 2010 fourth quarter increased $34.4 million compared with the 2009 fourth quarter primarily as a result of increases in personnel and selling costs in the 2010 fourth quarter compared with the 2009 fourth quarter, the inclusion of transaction-related expenses, and the inclusion of Bravo Health SG&A expense for the month of December 2010.

Interest Expense
•
Interest expense in the 2010 fourth quarter increased $2.0 million compared with the 2009 fourth quarter as a result of the incurrence of $480.0 million of incremental debt by the Company in the fourth quarter of 2010 in connection with the acquisition of Bravo Health.

•
The Company’s weighted average effective interest rate (exclusive of the amortization of deferred financing costs) for the three months ended December 31, 2010, was 4.3%, compared with 4.6% for the three months ended December 31, 2009. The effective interest rate for December 2010 (giving effect to the Company’s credit facility as amended in connection with the Bravo Health acquisition) was 4.8%.

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
Income Taxes
•
The Company’s effective income tax rate for the three months ended December 31, 2010, was 38.7%, compared with 39.7% for the three months ended December 31, 2009. The rate decrease in the 2010 fourth quarter compared with the 2009 fourth quarter was primarily the result of changes in the concentration of profits in 2010 between states impacting the effective state income tax rate. The annual effective income tax rate for 2010 was 37.2%.

Full Year Results
($ in thousands, except per share amounts)

	Year Ended
	December 31,		Percent
	2010	2009	Change
Premium revenue	$3,086,536	$2,619,505	17.8%
Total revenue	3,135,709	2,666,045	17.6
Medical expense	2,447,972	2,129,946	14.9
Net income	194,223	133,595	45.4
Net income per common share — diluted (1)	3.39	2.41	40.7

(1)	Weighted average shares outstanding used in the calculation of net income per common share - diluted were 57,304,061 and 55,426,929, respectively, for the years ended December 31, 2010 and 2009.
Full Year 2010 Operating Highlights
•	Medicare Advantage premiums were $2.6 billion for 2010, reflecting an increase of 14.0% over the prior year.
•
Medicare Advantage MLR was 78.7% for 2010, compared with 81.0% for the prior year. The decrease in the MLR for the current year was primarily attributable to changes in benefit design and unusually low medical cost trends, including decreases in inpatient utilization, in 2010.

•	Stand-alone PDP premium revenue was $472.9 million for 2010, an increase of 45.3% compared with 2009. The increase in revenue is primarily the result of increases in membership.
•
The Company’s PDP MLR was 82.3% for 2010, compared with 83.3% for 2009. The improvement in the current year is the result of the inclusion of Bravo Health’s PDP results for the month of December 2010, which tends to be a PDP’s best performing month as a result of the benefit design.

•
SG&A expense as a percentage of total revenue for 2010 decreased 20 basis points to 10.3%, compared with 10.5% for 2009. Expenses related to the Bravo Health acquisition represented 30 basis points as a percentage of revenue in 2010.

•
Investment income increased from 2009 by $2.7 million, or 63.9%, to $7.0 million for 2010 primarily as a result of increases in invested balances and yield on the invested assets due to an increase in the average duration in the portfolio.

Balance Sheet Highlights
•
At December 31, 2010, the Company’s cash and investments were $771.8 million, $83.4 million of which was held by unregulated entities, compared with cash and investments of $530.7 million at December 31, 2009, $106.4 million of which was held by unregulated entities.

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
•
Total debt outstanding was $626.9 million at December 31, 2010, compared with $237.0 million at December 31, 2009. During the fourth quarter of 2010, the Company amended its revolving credit facility and entered into a new term loan facility in conjunction with the acquisition of Bravo Health. Incremental borrowings to fund the Bravo Health acquisition totaled $480.0 million, including $100.0 million under the Company’s $175.0 million revolving credit facility.

•
The Company’s balance sheet at December 31, 2010, reflects the allocation of the $555.0 million purchase price (inclusive of an assumed additional $10.0 million closing adjustment payment) for Bravo Health to the assets and liabilities acquired, including the allocation of $182.2 million and $214.5 million to identified intangible assets and goodwill, respectively.

•	For 2010, net cash provided by operating activities was $221.1 million, or 1.1x net income, compared with $170.0 million, or 1.3x net income, for 2009.
•	Days in claims payable totaled 35 at the end of 2010. Excluding the impact of the Bravo Health acquisition, days in claims payable totaled 32 at the end of 2010.
Outlook
The Company expects the following in regards to 2011:
•	Diluted EPS: In the range of $3.60 to $3.90, on weighted average shares outstanding of approximately 59.0 million.
•	Membership: Medicare Advantage membership to be at least 340,000 at the end of 2011. PDP membership to be in the range of 880,000 to 900,000 at the end of 2011.
•	Revenue: Total revenue will be at least $5.4 billion.
•	MLRs: Medicare Advantage (including MA-PD) full-year MLR will be in the range of 81.0% to 82.0%. Stand-alone PDP MLR to be in the range of 86.5% to 87.0% for the year.
•	SG&A: Selling, general and administrative expense will be at or below 10.3% of total revenue.
•	Income taxes: Effective income tax rate for 2011 will be 37.0% to 37.5%.
Conference Call
A live audio webcast of the conference call regarding fourth quarter and full year results and other matters referenced in this release will begin at 10:00 a.m. ET on Friday, February 18, 2011. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
About HealthSpring
HealthSpring is based in Nashville, Tenn., and is one of the country’s largest Medicare Advantage coordinated care plans. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas, and Washington D.C. and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding 2011 guidance and trends in membership growth, utilization rates, and medical expenses. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in enrollment and dis-enrollment patterns, including as a result of shortened enrollment periods; the impact of recent healthcare reform legislation, including legislative and regulatory actions or changes affecting Medicare funding and premium rates, increased costs, and new taxes; changes in our members’ utilization of medical services and pharmaceuticals; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; competition; the Company’s ability to accurately estimate incurred but not reported and other unpaid medical claims; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs or liabilities associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; the Company’s ability to identify, evaluate, and integrate acquisition opportunities; substantial changes in interest rates over a prolonged period; changes in tax estimates, assets, or liabilities and valuation allowances related thereto; HealthSpring’s lack of prior experience in Bravo Health’s service areas; HealthSpring’s ability to manage and integrate successfully the operations of Bravo Health, achieve operating efficiencies, and maintain and grow membership as anticipated; and HealthSpring’s ability to effectively service the additional indebtedness incurred in connection with the acquisition of Bravo Health. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other public filings by the Company.
-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
Supplemental Information
1. Membership

	Dec. 31,	Dec. 31,	Percent
	2010	2009	Change
Medicare Advantage Membership:
Alabama	30,148	31,330	(3.8)%
Florida	37,022	32,606	13.5
Pennsylvania	63,044	—	n/a
Tennessee	65,533	58,252	12.5
Texas	71,105	51,201	38.9
Other	37,752	15,852	138.2

Total	304,604	189,241	61.0%

PDP Membership	724,394	313,045	131.4%

Bravo Health Membership:
HealthSpring completed the acquisition of Bravo Health on November 30, 2010. As of that date, Bravo Health had 105,455 Medicare Advantage members and 300,969 PDP members.
2011 Medicare Membership:
Total Medicare Advantage membership was 328,653 according to the February CMS plan payment report.
PDP membership reported by CMS per the February plan payment report was 831,609.
2. Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the years ended December 31, 2010, 2009, and 2008.

	Year Ended December 31,
(Unaudited, $ in thousands)	2010		2009		2008
Balance at beginning of period	$202,308		$190,144		$154,510
Acquisition of Bravo Health, Inc.	149,521		—		—
Incurred related to:
Current period	2,463,801	(1)	2,138,710	(1)	1,719,522	(1)
Prior period (2)	(15,829)		(8,764)		(11,631)

Total incurred	2,447,972		2,129,946		1,707,891

Paid related to:
Current period	2,189,058		1,938,717		1,531,629
Prior period	260,526		179,065		140,628

Total paid	2,449,584		2,117,782		1,672,257

Balance at the end of the period	$350,217		$202,308		$190,144

(1)
Approximately $2.0 million paid to providers under risk sharing and capitation arrangements related to 2009 premiums is included in the incurred related to current period amounts in 2009. Such amount does not relate to fee-for-service medical claims estimates. Similarly, $2.2 million and $10.1 million paid to providers under risk sharing and capitation arrangements related to prior year premiums is included in the 2009 and 2008 incurred related to current period, respectively. Most of these amounts are the result of additional retroactive risk adjustment premium payments recorded that pertain to the prior year’s premiums.

(2)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being settled for amounts less than originally anticipated (a favorable development).

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
3. Segment Information
Financial data by reportable segment for the years ended December 31 is as follows (in thousands):

	MA-PD	PDP	Corporate	Total
Three months ended December 31, 2010
Revenue	$746,942	$134,593	$31	$881,566
EBITDA	72,957	42,074	(16,019)	99,012
Depreciation and amortization expense	8,612	326	1,545	10,483

Three months ended December 31, 2009
Revenue	$601,112	$76,473	$22	$677,607
EBITDA	57,840	24,748	(6,861)	75,727
Depreciation and amortization expense	6,288	28	1,462	7,778

Year ended December 31, 2010
Revenue	$2,662,724	$472,916	$69	$3,135,709
EBITDA	346,372	53,411	(36,313)	363,470
Depreciation and amortization expense	27,208	371	5,714	33,293

Year ended December 31, 2009
Revenue	$2,340,350	$325,631	$64	$2,666,045
EBITDA	249,801	35,043	(28,567)	256,277
Depreciation and amortization expense	25,340	88	5,298	30,726
As of January 1, 2010, the Company revised its methodology for allocating SG&A expenses within its prescription drug operations to its MA-PD and PDP segments, which resulted in allocating a greater share of such expenses to its PDP segment. As a result of these revisions, the segment EBITDA amounts for the 2009 period includes reclassification adjustments between segments such that the periods presented are comparable. A reconciliation of reportable segment EBITDA to net income included in the consolidated statements of income is as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
EBITDA	$99,012	$75,727	$363,470	$256,277
Income taxes	(32,080)	(25,571)	(114,997)	(76,342)
Interest expense	(5,582)	(3,600)	(20,957)	(15,614)
Depreciation and amortization	(10,483)	(7,778)	(33,293)	(30,726)

Net income	$50,867	$38,778	$194,223	$133,595

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$191,459	$439,423
Accounts receivable, net	168,893	92,442
Investment securities available for sale	—	8,883
Investment securities held to maturity	—	13,965
Funds due for the benefit of members	83,429	4,028
Deferred income taxes	15,459	6,973
Prepaid expenses and other	17,481	9,586

Total current assets	476,721	575,300
Investment securities available for sale	551,207	13,574
Investment securities held to maturity	—	38,463
Property and equipment, net	60,017	30,316
Goodwill	839,001	624,507
Intangible assets, net	365,884	203,147
Restricted investments	29,136	16,375
Other	26,637	6,585

Total assets	$2,348,603	$1,508,267

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$350,217	$202,308
Accounts payable, accrued expenses and other	101,915	50,954
Book overdraft	19,629	—
Risk corridor payable to CMS	7,780	2,176
Current portion of long-term debt	61,226	43,069

Total current liabilities	540,767	298,507
Deferred income taxes	104,301	80,434
Long-term debt, less current portion	565,649	193,904
Other long-term liabilities	5,755	5,966

Total liabilities	1,216,472	578,811

Stockholders’ equity:
Common stock	619	608
Additional paid in capital	569,024	548,481
Retained earnings	622,988	428,765
Accumulated other comprehensive income (loss), net	1,495	(1,044)
Treasury stock	(61,995)	(47,354)

Total stockholders’ equity	1,132,131	929,456

Total liabilities and stockholders’ equity	$2,348,603	$1,508,267

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Premium revenue	$868,158	$663,663	$3,086,536	$2,619,505
Management and other fees	10,953	13,186	42,144	42,250
Investment income	2,455	758	7,029	4,290

Total revenue	881,566	677,607	3,135,709	2,666,045

Operating expenses:
Medical expense	668,697	522,465	2,447,972	2,129,946
Selling, general and administrative	113,857	79,415	324,267	279,822
Depreciation and amortization	10,483	7,778	33,293	30,726
Interest expense	5,582	3,600	20,957	15,614

Total operating expenses	798,619	613,258	2,826,489	2,456,108

Income before income taxes	82,947	64,349	309,220	209,937
Income taxes	(32,080)	(25,571)	(114,997)	(76,342)

Net income	$50,867	$38,778	$194,223	$133,595

Net income per common share:
Basic	$0.89	$0.69	$3.42	$2.43

Diluted	$0.88	$0.68	$3.39	$2.41

Weighted average common shares outstanding:
Basic	56,861,992	56,373,140	56,869,531	54,973,690

Diluted	58,033,996	57,431,881	57,304,061	55,426,929

-MORE-

HS Reports Fourth Quarter, Year-end Results

February 18, 2011
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$50,867	$38,778	$194,223	$133,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,483	7,778	33,293	30,726
Amortization of deferred financing cost	844	575	2,251	2,360
Amortization on bond investments	1,653	979	3,840	979
Deferred tax benefit	(5,092)	(3,681)	(14,975)	(12,475)
Share-based compensation	1,764	1,985	8,423	9,498
Equity in earnings of unconsolidated affiliate	(101)	(72)	(378)	(353)
Write-off of deferred financing fee	—	—	5,079	—
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(5,496)	(20,806)	974	(17,154)
Prepaid expenses and other current assets	(3,091)	(852)	(2,865)	(3,289)
Medical claims liability	17,233	1,936	(1,612)	12,164
Accounts payable, accrued expenses, and other current liabilities	(15,746)	22,581	(14,389)	15,814
Risk corridor payable to CMS	12,565	8,055	6,302	757
Other	(506)	(2,758)	979	(2,663)

Net cash provided by operating activities	65,377	54,498	221,145	169,959

Cash flows from investing activities:
Acquisitions, net of cash acquired	(461,717)	—	(462,327)	(910)
Purchases of property and equipment	(2,082)	(4,308)	(11,202)	(15,828)
Purchases of investment securities	(40,061)	—	(381,142)	(39,766)
Maturities of investment securities	20,506	6,659	77,097	42,766
Sales of investment securities	8,181	—	64,079	—
Purchases of restricted investments	(9,816)	(3,729)	(52,998)	(19,744)
Maturities of restricted investments	8,456	3,545	46,429	14,948
Distributions received from unconsolidated affiliate	140	90	402	286
Proceeds received on disposition	—	—	—	297

Net cash (used in) provided by investing activities	(476,393)	2,257	(719,662)	(17,951)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	480,000	—	680,000	—
Payments on long-term debt	(19,375)	(7,181)	(290,097)	(31,040)
Deferred financing costs	(19,491)	—	(26,826)	—
Purchases of treasury stock	—	—	(14,304)	—
Excess tax benefit from stock options exercised	551	18	678	18
Proceeds from stock options exercised	11,263	7	12,131	13
Change in book overdraft	4,874	—	4,874	—
Funds received for the benefit of members	289,891	215,801	923,468	710,392
Funds withdrawn for the benefit of members	(383,476)	(215,743)	(1,039,371)	(674,208)

Net cash provided by (used in) financing activities	364,237	(7,098)	250,553	5,175

Net (decrease) increase in cash and cash equivalents	(46,779)	49,657	(247,964)	157,183

Cash and cash equivalents at beginning of period	238,238	389,766	439,423	282,240

Cash and cash equivalents at end of period	$191,459	$439,423	$191,459	$439,423

-END-